Exhibit 99.3

THE CLOROX COMPANY
ECONOMIC PROFIT

Dollars in millions	FY09	FY08	FY07
Earnings from continuing operations before income taxes	$811	$693	$743
Non-cash restructuring-related and asset impairment costs(1)	10	48	4
Interest expense(2)	161	168	113
Earnings from continuing operations before income taxes, non-cash
restructuring-related and asset impairment costs, and interest expense	$982	$909	$860
Adjusted after tax profit(3)	$650	$604	$574
Average capital employed(1), (4)	3,045	2,680	2,165
Capital charge(5)	274	241	195
Economic profit (Adjusted after tax profit less capital charge)	376	363	379
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(1)	Noncash restructuring-related and asset impairment costs are added back to earnings and adjusted capital employed to more closely reflect cash earnings and the total capital investment used to generate those earnings.
(2)	Interest expense is added back to earnings because it is included as a component of the capital charge.
(3)	Adjusted after tax profit represents earnings from continuing operations before income taxes, noncash restructuring-related and asset impairment costs, and interest expense, after tax. The tax rate applied is the effective tax rate on continuing operations which was 33.8%, 33.6%, and 33.2% in fiscal years 2009, 2008, and 2007, respectively.
(4)	Total capital employed represents total assets less non-interest bearing liabilities. Adjusted capital employed represents total capital employed adjusted to add back current year noncash restructuring-related and asset impairment costs. Average capital employed represents a two-point average of adjusted capital employed for the current year and total capital employed for the prior year, based on year-end balances. See below for details of the average capital employed calculation:

	FY09	FY08	FY07	FY06
Total assets	$4,576	$4,708	$3,581	$3,521

Less:
Accounts payable	381	418	329	329
Accrued liabilities	472	440	507	474
Income taxes payable	86	48	17	19
Other liabilities	640	600	516	547
Deferred income taxes	23	97	5	34
Non-interest bearing liabilities	1,602	1,603	1,374	1,403
Total capital employed	2,974	3,105	2,207	$2,118
Non-cash restructuring and asset impairment costs	10	48	4
Adjusted capital employed	$2,984	$3,153	$2,211
Average capital employed	$3,045	$2,680	$2,165

(5)	Capital charge represents average capital employed multiplied by the weighted-average cost of capital. The weighted-average cost of capital used to calculate the capital charge was 9% for fiscal years 2009, 2008, and 2007.

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